Exhibit 10.1B

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 23rd day of May, 2017 (the “First Amendment Execution Date”), by and between BMR-BAYSHORE BOULEVARD LP, a Delaware limited partnership (“Landlord”), and UNITY BIOTECHNOLOGY, INC., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of May 13, 2016 (as the same may have been amended, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Existing Premises”) from Landlord at 3280 Bayshore Boulevard in Brisbane, California (the “Building”);

B. WHEREAS, in connection with the completion of the Tenant Improvements for the Existing Premises, Landlord and Tenant desire to memorialize the remeasurement and reconfiguration of the Existing Premises;

C. WHEREAS, Landlord and Tenant desire to expand the Existing Premises to include that certain space containing approximately eleven thousand five hundred fourteen (11,514) square feet of Rentable Area located on the first (1st) and second (2nd) floors of the Building (as more particularly described on Exhibit A attached hereto, the “Additional Premises”);

D. WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.

2. Existing Lease Terms. As a result of the remeasurement and reconfiguration of the Existing Premises in connection with the construction of the Tenant Improvements, the terms, conditions and provisions of the Existing Lease are hereby modified as follows (effective as of the First Amendment Execution Date):

2.1 Premises Space Plan. Exhibit A-1 and Exhibit A-2 of the Existing Lease are hereby deleted and replaced with the Exhibit A-1 and Exhibit A-2 attached to this Amendment.

2.2 Rentable Area and Pro Rata Share. The chart in Section 2.2 of the Existing Lease is hereby deleted in its entirety and replaced with the following:

Definition or Provision	Means the Following (As of the First Amendment Execution Date)

Approximate Rentable Area of Phase I Premises	10,753 square feet

Approximate Rentable Area of Phase II Premises	16,432 square feet

Approximate Rentable Area of Building	55,898 square feet

Approximate Rentable Area of Project	183,344 square feet

Tenant’s Pro Rata Share of Building (Phase I Premises)	19.24%

Tenant’s Pro Rata Share of Building (Phase II Premises)	29.40%

Tenant’s Pro Rata Share of Project (Phase I Premises)	5.86%

Tenant’s Pro Rata Share of Project (Phase II Premises)	8.96%

2.3 Phase I Premises (Base Rent). The chart in Section 2.3.1 of the Existing Lease is hereby deleted in its entirety and replaced with the following:

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
Months 1 - 12	10,753	$4.45 monthly	$47,850.85	$574,210.20

3. Additional Premises. Effective as of January 1, 2018 (the “Additional Premises Commencement Date”), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Additional Premises. From and after the Additional Premises Commencement Date, the term “Premises” as used in the Lease shall mean the Existing Premises plus the Additional Premises.

3.1 Additional Premises Term. The Term with respect to the Additional Premises (the “Additional Premises Term”) shall commence on the Additional Premises Commencement Date and shall thereafter be coterminous with the Term for the Existing Premises, such that the Term with respect to the entire Premises (including both the Existing Premises and the Additional Premises) shall expire on the Term Expiration Date.

3.2 Condition of Additional Premises. Tenant acknowledges that (a) it is fully familiar with the condition of the Additional Premises and, notwithstanding anything to the contrary in the Lease, agrees to take the same in its condition “as is” as of the Additional Premises Commencement Date, (b) neither Landlord nor any agent of Landlord has made (and neither Landlord nor any agent of Landlord hereby makes) any representation or warranty of any kind whatsoever, express or implied, regarding the Additional Premises, including (without limitation) any representation or warranty with respect to the condition of the Additional Premises or with respect to the suitability of the Additional Premises for the conduct of Tenant’s business and (c) Landlord shall have no obligation to alter, repair or otherwise prepare the Additional Premises for Tenant’s occupancy or to pay for any improvements to the Additional Premises. The Additional Premises have not undergone inspection by a Certified Access Specialist (as defined in California Civil Code Section 55.52). Notwithstanding anything to the contrary in this Section, Landlord shall deliver the Additional Premises to Tenant with the heating, ventilating and air conditioning systems serving the Additional Premises in good working order, condition and repair (such obligation, “Landlord’s Delivery Obligation”). Tenant’s taking possession of the Additional Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the Additional Premises, the Building and the Project were at such time in good, sanitary and satisfactory condition and repair and that Landlord’s Delivery Obligation was satisfied; provided that, if Landlord fails to satisfy Landlord’s Delivery Obligation (a “Delivery Shortfall”), then Tenant may, as its sole and exclusive remedy, deliver notice of such failure to Landlord detailing the nature of such failure (a “Shortfall Notice”); provided, further, that any Shortfall Notice must be received by Landlord no later than the date (the “Shortfall Notice Deadline”) that is thirty (30) days after the First Amendment Execution Date. In the event that Landlord receives a Shortfall Notice on or before the Shortfall Notice Deadline, Landlord shall, at Landlord’s expense, promptly remedy the Delivery Shortfall. Landlord shall not have any obligations or liabilities in connection with a failure to satisfy Landlord’s Delivery Obligation except to the extent such failure is identified by Tenant in a Shortfall Notice delivered to Landlord on or before the Shortfall Notice Deadline.

3.3 Additional Premises Base Rent. Initial monthly and annual installments of Base Rent for the Additional Premises shall be as set forth in the following chart, subject to adjustment under the Lease:

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
1/1/2018 – 12/31/2018	11,514	$3.10 monthly	$35,693.40	$428,320.80

3.4 Additional Premises Base Rent Adjustments. Base Rent for the Additional Premises shall be subject to an annual upward adjustment of three percent (3%) of the then-current Base Rent. The first such adjustment shall become effective commencing on the first (1st) annual anniversary of the Additional Premises Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary for so long as the Lease continues in effect.

3.5 Additional Premises Base Rent Abatement. Tenant’s obligations with respect to Base Rent as to the Additional Premises shall be subject to abatement in the amount of One Hundred Seven Thousand Eighty and 20/100 Dollars ($107,080.20) (the “Additional Premises Base Rent Abatement”), which Additional Premises Base Rent Abatement shall be amortized and applied in equal installments over months one (1) through three (3) of the Additional Premises Term; provided, however, that Tenant shall not be entitled to any portion of the Additional Premises Base Rent Abatement accruing during a period of time in which Tenant is in Default under the Lease. Tenant acknowledges and agrees that the Additional Premises Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Amendment and for agreeing to pay the Rent and perform all of the obligations of Tenant under the Lease. The Additional Premises Base Rent Abatement shall not work to abate or reduce Tenant’s obligations under the Lease with respect to Additional Rent including (without limitation) Tenant’s obligations with respect to Operating Expenses and the Property Management Fee. For avoidance of doubt, for the first three (3) months of the Additional Premises Term, the Property Management Fee with respect to the Additional Premises shall be calculated as if Tenant were paying Thirty-Five Thousand Six Hundred Ninety-Three and 40/100 Dollars ($35,693.40) per month for Base Rent with respect to the Additional Premises.

3.6 Additional Premises Early Access. Subject to all of the terms, conditions and provisions of this Section 3.6, Landlord shall, from and after the First Amendment Execution Date, permit Tenant to enter upon the Additional Premises prior to the Additional Premises Commencement Date; provided, however, that, prior to any such entry, Tenant shall furnish to Landlord evidence satisfactory to Landlord in advance that insurance coverages required of Tenant under the provisions of Article 23 of the Existing Lease are in effect with respect to the Additional Premises, and such entry shall be subject to all the terms and conditions of the Lease other than the payment of Base Rent (with respect to the Additional Premises) and Tenant’s Adjusted Share of Operating Expenses (with respect to the Additional Premises). Tenant acknowledges that, as of the First Amendment Execution Date, Landlord is in the process of constructing certain tenant improvements and alterations in and around the Additional Premises and that Tenant’s right to access and occupy the Additional Premises prior to the Additional Premises Commencement Date shall be subject and subordinate to Landlord’s right to complete such construction. Prior to the Additional Premises Commencement Date, Landlord shall be permitted to enter the Additional Premises at all times in connection with such construction, and Tenant shall reasonably cooperate with Landlord throughout the construction process to enable Landlord to complete the construction in a timely and efficient manner. Tenant acknowledges that such construction may cause noise, paint, fumes, dust and debris in and around the Additional Premises and that one of the demising walls on the Additional Premises is currently open to other space within the Building (the “Open Wall”) to facilitate such construction. Landlord shall, within thirty (30) days after the First Amendment Execution Date, install a temporary barrier within the Open Wall to reduce the amount of noise, paint, fumes, dust and debris entering the Additional Premises.

3.7 Additional Premises Utilities. Tenant shall pay all utility charges with respect to the Additional Premises, together with any fees, surcharges and taxes thereon for the period beginning on the date that Tenant first accesses the Additional Premises for any reason after the First Amendment Execution Date.

4. Tenant’s Pro Rata Share. Effective as of the Additional Premises Commencement Date, the chart in Section 2.2 of the Existing Lease (as amended by Section 2.2 above) is hereby deleted and replaced with following:

Definition or Provision	Means the Following (As of the Additional Premises Commencement Date)

Approximate Rentable Area of Phase I Premises	10,753 square feet

Approximate Rentable Area of Phase II Premises	16,432 square feet

Approximate Rentable Area of Additional Premises	11,514 square feet

Approximate Rentable Area of Building	55,898 square feet

Approximate Rentable Area of Project	183,344 square feet

Tenant’s Pro Rata Share of Building (Phase I Premises)	19.24%

Tenant’s Pro Rata Share of Building (Phase II Premises)	29.40%

Tenant’s Pro Rata Share of Building (Additional Premises)	20.60%

Tenant’s Pro Rata Share of Project (Phase I Premises)	5.86%

Tenant’s Pro Rata Share of Project (Phase II Premises)	8.96%

Tenant’s Pro Rata Share of Project (Additional Premises)	6.28%

5. Security Deposit. On or before the First Amendment Execution Date, Tenant shall deposit with Landlord an amount equal to One Hundred Thousand Dollars ($100,000) to be held by Landlord as an additional Security Deposit under the Lease in accordance with all of the terms, conditions and provisions of Article 11 of the Existing Lease (such amount, the “Additional Security Deposit”). From and after the First Amendment Execution Date, the required Security Deposit under the Lease shall be an amount equal to Five Hundred Fifty Thousand Dollars ($550,000). As set forth in Section 11.6 of the Existing Lease (and subject to all of the terms, conditions and provisions of Article 11 of the Existing Lease), the Security Deposit (including, without limitation, the Additional Security Deposit) may be in the form of cash, a letter of credit or any other security instrument acceptable to Landlord in its sole discretion.

6. Right of First Refusal. Subject to any other parties’ pre-existing rights with respect to Available ROFR Premises (as defined below), Tenant shall have a right of first refusal (“ROFR”) as to any rentable premises in the Building for which Landlord is seeking a tenant (“Available ROFR Premises”); provided, however, that in no event shall Landlord be required to lease any Available ROFR Premises to Tenant for any period past the date on which the Lease expires or is terminated pursuant to its terms. To the extent that Landlord renews or extends a then-existing lease with any then-existing tenant or subtenant of any space, or enters into a new lease with such then-existing tenant or subtenant for the same premises, the affected space shall not be deemed to be Available ROFR Premises. In the event Landlord receives from a third party a bona fide offer to lease Available ROFR Premises, Landlord shall provide written notice thereof to Tenant (the “Notice of Offer”), specifying the terms and conditions of a proposed lease to Tenant of the Available ROFR Premises.

6.1 Within ten (10) days following its receipt of a Notice of Offer, Tenant shall advise Landlord in writing whether Tenant elects to lease all (not just a portion) of the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer. If Tenant fails to notify Landlord of Tenant’s election within such ten (10) day period, then Tenant shall be deemed to have elected not to lease the Available ROFR Premises.

6.2 If Tenant timely notifies Landlord that Tenant elects to lease the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer, then Landlord shall lease the Available ROFR Premises to Tenant upon the terms and conditions set forth in the Notice of Offer.

6.3 If Tenant notifies Landlord that Tenant elects not to lease the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer, or if Tenant fails to notify Landlord of Tenant’s election within the ten (10)-day period described above, then Landlord shall have the right to consummate the lease of the Available ROFR Premises on any terms that are acceptable to Landlord (provided, however, in the event the total amount of base rent over the term of the lease that Landlord desires to consummate for the Available ROFR Premises would be less than ninety-five percent (95%) of the total amount of base rent contemplated in the Notice of Offer, Landlord shall not consummate such lease without first complying with the procedures set forth in this Article). If Landlord does not lease the Available ROFR Premises within one hundred eighty (180) days after Tenant’s election (or deemed election) not to lease the Available ROFR Premises, then the ROFR shall be fully reinstated, and Landlord shall not thereafter lease the Available ROFR Premises without first complying with the procedures set forth in this Article.

6.4 Notwithstanding anything in this Article to the contrary, Tenant shall not exercise the ROFR during such period of time that Tenant is in default under any provision of the Lease. Any attempted exercise of the ROFR during a period of time in which Tenant is so in default shall be void and of no effect. In addition, Tenant shall not be entitled to exercise the ROFR if Landlord has given Tenant two (2) or more notices of default under this Lease, whether or not the defaults are cured, during the twelve (12) month period prior to the date on which Tenant seeks to exercise the ROFR.

6.5 Notwithstanding anything in this Lease to the contrary, Tenant shall not assign or transfer the ROFR, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

6.6 If Tenant exercises the ROFR, Landlord does not guarantee that the Available ROFR Premises will be available on the anticipated commencement date due to a holdover by the then-existing occupants of the Available ROFR Premises or for any other reason beyond Landlord’s reasonable control.

6.7 Notwithstanding anything in this Lease to the contrary, the ROFR shall expire on the date that is thirty-six (36) months following the First Amendment Execution Date.

7. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Indemnitees for, from and against any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it.

8. No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder. Landlord represents, warrants and covenants that, to the best of Landlord’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

9. Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

Unity Biotechnology

3280 Bayshore Boulevard, Suite 100

Brisbane, CA 94005

Attention: Keith Leonard, CEO

10. Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

11. Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

12. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

13. Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

14. Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

BMR-BAYSHORE BOULEVARD LP,
a Delaware limited partnership

By:	/s/ Marie Lewis
Name:	Marie Lewis
Title:	Vice President, Legal

TENANT:

UNITY BIOTECHNOLOGY, INC.,
a Delaware corporation

By:	/s/ Keith R. Leonard
Name:	Keith R. Leonard
Title:	CEO

EXHIBIT A

ADDITIONAL PREMISES

EXHIBIT A-1

PHASE I PREMISES

EXHIBIT A-2

PHASE II PREMISES